EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 9, 2006, the related balance sheet as of April 30, 2006 and the statements of operations, stockholders’ deficit and cash flows for the period from January 31, 2006 (inception of exploration stage) to April 30, 2006 on the financial statements of True North Energy Corporation, and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Certified Public Accounts

Spokane, Washington
January 30, 2008